Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Fourth Quarter 2016 Operating Results
Fourth Quarter Summary

•	Net income of $309 thousand, or $0.01 per share

•	Total new loan commitments of $167.0 million and loan fundings of $107.9 million

•	Core deposits increased by $57.6 million from September 30, 2016

•	Classified assets decreased by $14.6 million, or 21% from September 30, 2016

•	Net recoveries and improved credit quality resulted in no provision for loan and lease losses

COSTA MESA, Calif., January 31, 2017 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. ("PMAR"), a wholly owned non-bank subsidiary, today reported its financial results for the three months and year ended December 31, 2016.
For the fourth quarter of 2016, the Company reported net income of $309 thousand, or $0.01 per share. This compares with a net loss of $30.5 million, or $(1.33) per share, in the third quarter of 2016, and net income of $12.1 million, or $0.53 per share, in the fourth quarter of 2015. The increase in net income, as compared to the three months ended September 30, 2016, is primarily attributable to the decrease in the provision for loan and lease losses and an income tax benefit recorded during the fourth quarter of 2016 as compared to income tax expense in the third quarter of 2016. The financial results for the fourth quarter of 2016 includes net income of $1.4 million at the Bank, partially offset by a $613 thousand loss at PMAR that was primarily the result of a $527 thousand loss on the sale of other assets, and holding company expenses of $447 thousand.
Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “We are very pleased with the continuing direction of the Company as demonstrated by our improved performance in the fourth quarter, which was driven by an exceptional quarter of business development, improved credit quality and disciplined expense management. Our new client acquisition activities in the fourth quarter resulted in 35% annualized growth in total loans and 21% annualized growth in total deposits, with all of the deposit growth driven by core deposits."
“We are seeing positive results from the changes we made early in 2016 to shift more of our personnel into business development roles and enhance our credit administration department. These changes have enabled us to improve our ability to leverage Horizon Analytics, our highly consultative approach to client engagement, to improve our sales processes and effectively develop commercial banking relationships with more of the operating companies we are targeting.
“We expect the positive trends we saw in the fourth quarter to continue into 2017. Given the healthy economic conditions in our markets and our improved sales processes, we believe we can generate strong loan growth and continued improvement in our deposit base, which we believe will contribute to improved financial performance,” said Mr. Vertin.

Results of Operations
The following table shows our operating results for the three months and year ended December 31, 2016, as compared to the three months ended September 30, 2016 and the three months and year ended December 31, 2015. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended			Year Ended December 31,
	December 31, 2016	September 30, 2016	December 31, 2015	2016	2015
	($ in thousands)
Total interest income	$10,612	$10,598	$9,858	$41,000	$38,797
Total interest expense	1,462	1,409	1,280	5,477	5,269
Net interest income	9,150	9,189	8,578	35,523	33,528
Provision for loan and lease losses	—	10,730	—	19,870	—
Total noninterest income	265	1,054	626	2,937	2,686
Total noninterest expense	9,265	9,687	8,689	36,401	35,324
Income tax (benefit) provision	(159)	20,352	(11,551)	16,832	(11,551)
Net income (loss)	$309	$(30,526)	$12,066	$(34,643)	$12,441
Net Interest Income
Q4 2016 vs Q3 2016. Net interest income decreased $39 thousand, or 0.4%, for the three months ended December 31, 2016 as compared to the three months ended September 30, 2016 primarily as a result of:

•
An increase in interest expense of $53 thousand, or 3.8%, primarily attributable to an increase in the volume and rates of interest paid on our deposits for the three months ended December 31, 2016 as compared to the three months ended September 30, 2016 due to new client acquisition; partially offset by,

•
An increase in interest income of $14 thousand, or 0.1%, primarily attributable to an increase in interest earned on securities available-for-sale and stock as a result of a special dividend of $162 thousand received during the three months ended December 31, 2016, partially offset by a decrease in the average yield of loans for the three months ended December 31, 2016 as compared to the three months ended September 30, 2016.

Our net interest margin decreased to 3.28% for the three months ended December 31, 2016 from 3.31% for the three months ended September 30, 2016, primarily attributable to a decrease in the average yield on loans as a result of several large recoveries during the third quarter which inflated the average yield on loans for the three months ended September 30, 2016.
Q4 2016 vs Q4 2015. Net interest income increased $572 thousand, or 6.7%, for the three months ended December 31, 2016 as compared to the three months ended December 31, 2015 primarily as a result of:

•
An increase in interest income of $754 thousand, or 7.6%, primarily attributable to an increase in interest earned on loans and short-term investments as a result of higher average balances and an increase in the average yield of short-term investments for the three months ended December 31, 2016 as compared to the three months ended December 31, 2015; partially offset by

•
An increase in interest expense of $182 thousand, or 14.2%, primarily attributable to an increase in the rates of interest paid on our savings and money market accounts for the three months ended December 31, 2016 as compared to the three months ended December 31, 2015.

YTD 2016 vs YTD 2015. Net interest income increased $2.0 million, or 6.0%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015, primarily as a result of an increase in interest income of $2.2 million, or 5.7%, attributable to an increase in interest earned on loans as a result of a higher average loan balance during the year ended December 31, 2016 as compared to the year ended December 31, 2015 and increases in both our average yield and average balance on short-term investments over the same period.

Provision for Loan and Lease Losses
Q4 2016 vs Q3 2016. The provision for loan and lease losses decreased by $10.7 million for the three months ended December 31, 2016 as compared to the three months ended September 30, 2016 as we recorded no provision for loan and lease losses during the three months ended December 31, 2016 due primarily to reserves for new loan growth being offset by improvement in asset quality. The $10.7 million provision for loan and lease losses recorded for the three months ended September 30, 2016 was primarily attributable to downgrades and charge offs on loans that exceeded recoveries during the third quarter.
During the three months ended December 31, 2016, we had three consecutive months of recoveries exceeding charge-offs and, overall for the quarter, we had net positive recoveries of $159 thousand. Of the $48 million in loan downgrades during the three months ended September 30, 2016, $13.7 million in principal payments were received and $2.2 million in loan upgrades were made during the fourth quarter of 2016. This represents a 33% reduction and improvement from September 30, 2016, leaving $32 million in loan downgrades taken in the third quarter of 2016 that we continue to manage and anticipate being paid down or upgraded by the middle of 2017. For the three months ended September 30, 2016, we had net charge-offs of $7.5 million.
Q4 2016 vs Q4 2015. We recorded no provision for loan and lease losses during both the three months ended December 31, 2016 and the three months ended December 31, 2015. There was no provision for the fourth quarter of 2016 due to reserves for new loan growth being offset by improvement in asset quality. There was no provision in the fourth quarter of 2015 due to the relatively stable level of loans, along with general improvement in asset quality.
YTD 2016 vs YTD 2015. We recorded a $19.9 million provision for loan and lease losses during the year ended December 31, 2016 as compared to no provision for loan and lease losses recorded for the year ended December 31, 2015. We recorded a provision for loan and lease losses of $19.9 million for the year ended December 31, 2016 primarily as a result of new loan growth and downgrades and charge offs on loans that exceeded recoveries during the year ended December 31, 2016. A large portion of the 2016 provision for loan and lease losses, approximately 60%, was attributable to the full charge-off of one large shared national credit.
Noninterest Income
Q4 2016 vs Q3 2016. Noninterest income decreased $789 thousand, or 74.9%, for the three months ended December 31, 2016 as compared to the three months ended September 30, 2016, primarily as a result of a loss of $527 thousand on the sale of other assets in the fourth quarter of 2016 and $340 thousand in recoveries during the third quarter of 2016.
Q4 2016 vs Q4 2015. Noninterest income decreased by $361 thousand, or 57.7%, for the three months ended December 31, 2016 as compared to the three months ended December 31, 2015, primarily as a result of a loss of $527 thousand on the sale of other assets in the fourth quarter of 2016 partially offset by an increase in loan servicing and referral fees.
YTD 2016 vs YTD 2015. Noninterest income increased $251 thousand, or 9.3%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015, primarily as a result of:

•	An increase of $40 thousand in net gain on sale of small business administration loans for the year ended December 31, 2016 as compared to the same period in 2015;

•	An increase of $386 thousand in recoveries on charged off loans in excess of the amount previously charged off against the allowance for loan and lease losses (“ALLL”); and

•	An increase in loan servicing and referral fees during the year ended December 31, 2016 as compared to the same period in 2015; partially offset by

•	A net loss of $527 thousand on the sale of other assets in the fourth quarter of 2016.
Noninterest Expense
Q4 2016 vs Q3 2016. Noninterest expense decreased $422 thousand, or 4.4%, for the three months ended December 31, 2016 as compared to the three months ended September 30, 2016, primarily as a result of:

•	A decrease of $830 thousand in salaries and employee benefits primarily related to the reversal of our incentive compensation accrual during the fourth quarter of 2016; partially offset by

•	An increase of $501 thousand in our professional fees primarily related to an increase in legal fees during the fourth quarter of 2016.

Q4 2016 vs Q4 2015. Noninterest expense increased $576 thousand, or 6.6%, for the three months ended December 31, 2016 as compared to the three months ended December 31, 2015, primarily as a result of:

•	An increase of $1.0 million in our professional fees primarily related to higher accounting and legal fees in the fourth quarter of 2016; partially offset by

•	A decrease of $446 thousand in salaries and employee benefits primarily related to the reversal of our incentive compensation accrual during the fourth quarter of 2016.

YTD 2016 vs YTD 2015. Noninterest expense increased $1.1 million, or 3.0%, for the year ended December 31, 2016 as compared to the year ended December 31, 2015, primarily as a result of:

•	An increase of $1.5 million in our professional fees primarily related to an increase in accounting and legal fees during the year ended December 31, 2016; and

•
An increase in various expense accounts related to the normal course of operating, including expenses related to the conversion of some of our branches to loan production offices, as well as an increase in our data processing expense; partially offset by

•	A decrease of $185 thousand in salaries and employee benefits primarily related to the reversal of our incentive compensation accrual in the fourth quarter of 2016;

•	A decrease of $300 thousand in our FDIC insurance expense as a result of a decrease in our insurance premium rate; and

•
A decrease of $435 thousand in other real estate owned (“OREO”) as a result of lower carrying costs and other expenses related to OREO during the year ended December 31, 2016 as compared to the same period in 2015.

Income tax (benefit) provision
For the three months ended December 31, 2016, we had an income tax benefit of $159 thousand, compared with income tax expense of $20.4 million during the three months ended September 30, 2016. The income tax benefit for the year ended December 31, 2016 represents a true up related to a prior year intraperiod tax allocation that was adjusted in the fourth quarter 2016 to our actual income tax expense. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses to be carried forward for 20 years from the date of the loss, and while management believes that the Company will be able to realize the deferred tax asset within that period, we are unable to assert the timing as to when that realization will occur. Due to the hierarchy of evidence that the accounting rules specify, management determined that the valuation allowance of $25.0 million was required at December 31, 2016.
We recorded non-cash income tax expense of $20.4 million for the three months ended September 30, 2016. The expense for the three months ended September 30, 2016 reflects a full valuation allowance recorded against the Company's deferred tax asset, which includes current and historical losses that may be used to offset taxes on future profits. As a result of the positive and negative evidence that management evaluated with respect to the Company's deferred tax asset, we determined that a full valuation allowance of $24.4 million was required at September 30, 2016. For the three months ended December 31, 2015, we recorded an income tax benefit of $11.6 million as a result of the reversal of the valuation allowance against the Company's deferred tax asset. During the fourth quarter of 2015, management evaluated the positive and negative evidence and determined that there was enough positive evidence to support the full realization of the deferred tax asset and that no valuation allowance was needed.
For the year ended December 31, 2016, we had income tax expense of $16.8 million as a result of the Company's net loss during the period and a valuation allowance recorded against our deferred tax asset. As a result of the positive and negative evidence that management evaluated with respect to the Company's deferred tax asset, we determined that a full valuation allowance of $25.0 million was required at December 31, 2016. We recorded an $11.6 million income tax benefit for the year ended December 31, 2015 as a result of the reversal of the valuation allowance against the Company's deferred tax asset during the fourth quarter of 2015. Management evaluated the positive and negative evidence and determined that there was enough positive evidence to support the full realization of the deferred tax asset and that no valuation allowance was needed.

Balance Sheet Information
Loans
As indicated in the table below, at December 31, 2016 gross loans totaled approximately $946.5 million, which represented an increase of $76.0 million, or 8.7%, compared to gross loans outstanding at September 30, 2016, and an increase of $84.8 million, or 9.8%, compared to gross loans outstanding at December 31, 2015. The following table sets forth the composition, by loan category, of our loan portfolio at December 31, 2016, September 30, 2016 and December 31, 2015.

	December 31, 2016		September 30, 2016		December 31, 2015
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$333,376	35.2%	$295,454	33.9%	$347,300	40.3%
Commercial real estate loans - owner occupied	214,420	22.7%	216,284	24.8%	195,554	22.7%
Commercial real estate loans - all other	173,223	18.3%	156,715	18.0%	146,641	17.0%
Residential mortgage loans - multi-family	130,930	13.8%	108,414	12.5%	81,487	9.5%
Residential mortgage loans - single family	34,527	3.6%	36,468	4.2%	52,072	6.0%
Land development loans	18,485	2.0%	16,376	1.9%	10,001	1.2%
Consumer loans	41,563	4.4%	40,832	4.7%	28,663	3.3%
Gross loans	$946,524	100.0%	$870,543	100.0%	$861,718	100.0%
During the fourth quarter of 2016, we secured new commercial loan commitments of $95.4 million, of which $60.0 million were funded at December 31, 2016. Our total commercial loan commitments increased to $573.6 million at December 31, 2016 from $524.6 million at September 30, 2016; the utilization of commercial commitments increased to 58.1% at December 31, 2016 from 56.3% at September 30, 2016.
Deposits

	December 31, 2016	September 30, 2016	December 31, 2015
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$332,573	$284,709	$249,676
Interest-bearing checking accounts	75,366	83,310	51,210
Money market and savings deposits	335,453	317,741	312,628
Certificates of deposit	257,908	264,406	280,326
Totals	$1,001,300	$950,166	$893,840
The increase in our total deposits from September 30, 2016 to December 31, 2016 is primarily attributable to an increase of $39.9 million in our checking accounts and an increase of $17.7 million in money market and savings deposits. The increase in our core deposits is primarily the result of new client acquisition. As a result of the aforementioned increases, lower priced core deposits increased to 74%, and higher priced time deposits decreased to 26%, of total deposits at December 31, 2016, as compared to 72% and 28% of total deposits, respectively, at September 30, 2016.

Asset Quality
Nonperforming Assets

	2016				2015
	December 31	September 30	June 30	March 31	December 31
	($ in thousands)
Total non-performing loans	$24,897	$27,079	$26,320	$34,790	$25,133
Other real estate owned	—	—	—	—	650
Total non-performing assets	$24,897	$27,079	$26,320	$34,790	$25,783
90-day past due loans	$14,949	$9,674	$14,126	$16,552	$16,923
Total classified assets	$53,901	$68,489	$29,716	$38,839	$32,930
Allowance for loan and lease losses	$16,801	$16,642	$13,429	$13,029	$12,716
Allowance for loan and lease losses /gross loans (excluding loans held for sale)	1.78%	1.91%	1.52%	1.55%	1.48%
Allowance for loan and lease losses /total assets	1.47%	1.55%	1.22%	1.18%	1.20%
Ratio of allowance for loan and lease losses to nonperforming loans	67.48%	61.46%	51.02%	37.45%	50.59%
Ratio of nonperforming assets to total assets	2.18%	2.52%	2.39%	3.16%	2.43%
Net quarterly charge-offs (recoveries) to gross loans	(0.02)%	0.86%	0.94%	0.01%	(0.05)%
Nonperforming assets at December 31, 2016 decreased $2.2 million from September 30, 2016 as a result of a decrease in non-performing loans in the fourth quarter of 2016. The decrease in our non-performing loans resulted primarily from the majority of our nonaccrual loans paying down their principal balances during the three months ended December 31, 2016. Our classified assets decreased by $14.6 million from $68.5 million at September 30, 2016 to $53.9 million at December 31, 2016. The decrease is primarily related to principal payments of $13.9 million during the three months ended December 31, 2016.
Allowance for loan and lease losses

	2016				2015
	December 31	September 30	June 30	March 31	December 31
	($ in thousands)
Balance at beginning of quarter	$16,642	$13,429	$13,029	$12,716	$12,279
Charge offs	(113)	(7,723)	(9,049)	(163)	—
Recoveries	272	206	729	56	437
Provision	—	10,730	8,720	420	—
Balance at end of quarter	$16,801	$16,642	$13,429	$13,029	$12,716
At December 31, 2016, the ALLL totaled $16.8 million, which was approximately $159 thousand more than at September 30, 2016 and $4.1 million more than at December 31, 2015. The ALLL activity during the three months ended December 31, 2016 included net recoveries of $159 thousand. There was no provision for loan and lease losses during the period primarily attributable to a smaller allowance requirement as the result of improvement in asset quality which was partially offset by new loan growth. Of the $113 thousand in gross charge-offs during the three months ended December 31, 2016, $57 thousand related to one loan that was previously on nonaccrual. The ratio of the ALLL-to-total loans outstanding as of December 31, 2016 was 1.78% as compared to 1.91% and 1.48% as of September 30, 2016 and December 31, 2015, respectively.
Capital Resources
At December 31, 2016, we had total regulatory capital on a consolidated basis of approximately $131.1 million, and the Bank had total regulatory capital of approximately $114.4 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 11.4% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at December 31, 2016, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution. The following ratios are based on the Basel III capital rules that went into effect on January 1, 2015.

	Actual At December 31, 2016		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$131,056	12.8%	N/A	N/A
Bank	114,412	11.4%	$100,366	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$101,199	9.9%	N/A	N/A
Bank	101,807	10.1%	$65,238	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$118,199	11.5%	N/A	N/A
Bank	101,807	10.1%	$80,293	At least 8.0
Tier 1 Capital to Average Assets:
Company	$118,199	10.5%	N/A	N/A
Bank	101,807	9.2%	$55,450	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank, headquartered in Orange County, operates a total of nine offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.  Pacific Mercantile Bancorp (NASDAQ: PMBC) is the parent holding company of Pacific Mercantile Bank.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that adverse domestic or international economic conditions could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect government regulation of banking and other financial services organizations which could impact our costs of doing business and our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for the year ended December 31, 2015, and will be contained in our Annual Report on Form 10-K for the year ended December 31, 2016, which we expect to file with the Securities and Exchange

Commission (“SEC”) during the first quarter of 2017. Readers of this report are urged to review the additional information contained in our Annual Report on Form 10-K and in any subsequent Quarterly Reports on Form 10-Q that we file with the SEC.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2016	September 30, 2016	December 31, 2015	Dec '16 vs Sept '16 % Change	Dec '16 vs Dec '15 % Change	December 31, 2016	December 31, 2015	% Change
Total interest income	$10,612	$10,598	$9,858	0.1%	7.6%	$41,000	$38,797	5.7%
Total interest expense	1,462	1,409	1,280	3.8%	14.2%	5,477	5,269	3.9%
Net interest income	9,150	9,189	8,578	(0.4)%	6.7%	35,523	33,528	6.0%
Provision for loan and lease losses	—	10,730	—	(100.0)%	100.0%	19,870	—	100.0%
Net interest income (loss) after provision for loan and lease losses	9,150	(1,541)	8,578	(693.8)%	6.7%	15,653	33,528	(53.3)%
Non-interest income:
Service fees on deposits and other banking services	292	279	242	4.7%	20.7%	1,093	918	19.1%
Net gain on sale of small business administration loans	—	—	—	—%	—%	40	—	100.0%
Net loss on sale of other assets	(527)	—	(85)	(100.0)%	520.0%	(527)	(58)	808.6%
Other non-interest income	500	775	469	(35.5)%	6.6%	2,331	1,826	27.7%
Total non-interest income	265	1,054	626	(74.9)%	(57.7)%	2,937	2,686	9.3%
Non-interest expense:
Salaries & employee benefits	4,897	5,727	5,343	(14.5)%	(8.3)%	21,817	22,002	(0.8)%
Occupancy and equipment	1,156	1,296	1,149	(10.8)%	0.6%	4,863	4,523	7.5%
Professional Fees	1,611	1,110	604	45.1%	166.7%	4,046	2,514	60.9%
OREO expenses	—	—	137	—%	(100.0)%	(70)	365	(119.2)%
FDIC Expense	275	229	230	20.1%	19.6%	950	1,250	(24.0)%
Other non-interest expense	1,326	1,325	1,226	0.1%	8.2%	4,795	4,670	2.7%
Total non-interest expense	9,265	9,687	8,689	(4.4)%	6.6%	36,401	35,324	3.0%
Income (loss) before income taxes	150	(10,174)	515	(101.5)%	(70.9)%	(17,811)	890	(2,101.2)%
Income tax (benefit) expense	(159)	20,352	(11,551)	(100.8)%	100.0%	16,832	(11,551)	(245.7)%
Net income (loss)	309	(30,526)	12,066	(101.0)%	(97.4)%	(34,643)	12,441	(378.5)%
Dividends on preferred stock	—	—	—	—%	—%	—	(927)	(100.0)%
Inducements for conversion of the preferred stock	—	—	—	—%	—%	—	(512)	(100.0)%
Net income (loss) allocable to common shareholders	$309	$(30,526)	$12,066	(101.0)%	(97.4)%	$(34,643)	$11,002	(414.9)%
Basic income (loss) per common share:
Net income (loss) available to common shareholders	$0.01	$(1.33)	$0.53	(100.8)%	(98.1)%	$(1.51)	$0.54	(379.6)%
Diluted income (loss) per common share:
Net income (loss) available to common shareholders	$0.01	$(1.33)	$0.53	(100.8)%	(98.1)%	$(1.51)	$0.53	(384.9)%
Weighted average number of common shares outstanding:
Basic	23,002	22,996	22,824	—%	0.8%	22,959	20,517	11.9%
Diluted	23,076	22,996	22,973	0.3%	0.4%	22,959	20,675	11.0%
Ratios from continuing operations(1):
Return on average assets	0.11%	(10.66)%	4.44%			(3.13)%	1.17%
Return on average equity	1.22%	(92.18)%	39.04%			(27.56)%	10.23%
Efficiency ratio	98.41%	94.57%	94.40%			94.65%	97.54%
____________________

(1)	Ratios and net interest margin for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	December 31, 2016	December 31, 2015	Increase/ (Decrease)

Cash and due from banks	$16,789	$10,645	57.7%
Interest bearing deposits with financial institutions(1)	122,056	103,276	18.2%
Interest bearing time deposits	3,669	4,665	(21.4)%
Investment securities (including stock)	51,650	60,419	(14.5)%
Loans (net of allowances of $16,801 and $12,716, respectively)	931,525	849,733	9.6%
Other real estate owned	—	650	(100.0)%
Net deferred tax assets	—	17,576	(100.0)%
Other assets	14,999	15,425	(2.8)%
Total Assets	$1,140,688	$1,062,389	7.4%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$332,573	$249,676	33.2%
Interest bearing deposits
Interest checking	75,366	51,210	47.2%
Savings/money market	335,453	312,628	7.3%
Certificates of deposit	257,908	280,326	(8.0)%
Total interest bearing deposits	668,727	644,164	3.8%
Total deposits	1,001,300	893,840	12.0%
Other borrowings	15,000	10,000	50.0%
Other liabilities	7,143	7,106	0.5%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,040,970	928,473	12.1%
Shareholders’ equity	99,718	133,916	(25.5)%
Total Liabilities and Shareholders’ Equity	$1,140,688	$1,062,389	7.4%
Tangible book value per share	$4.33	$5.87	(26.2)%
Tangible book value per share, as adjusted(2)	$4.41	$5.90	(25.3)%
Shares outstanding	$23,004,668	$22,820,332	0.8%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$169,251	$229	0.54%	$188,982	$244	0.51%	$156,682	$112	0.28%
Securities available for sale and stock(2)	53,687	504	3.73%	56,457	356	2.51%	61,779	389	2.50%
Loans(3)	886,952	9,879	4.43%	857,784	9,998	4.64%	834,777	9,357	4.45%
Total interest-earning assets	1,109,890	10,612	3.80%	1,103,223	10,598	3.82%	1,053,238	9,858	3.71%
Interest-bearing liabilities:
Interest-bearing checking accounts	$75,010	$54	0.29%	$57,614	$41	0.28%	$52,575	$23	0.17%
Money market and savings accounts	336,867	567	0.67%	326,666	520	0.63%	318,143	454	0.57%
Certificates of deposit	260,926	686	1.05%	267,590	679	1.01%	291,620	671	0.91%
Other borrowings	326	1	1.22%	9,293	24	1.03%	10,000	25	0.99%
Junior subordinated debentures	17,527	154	3.50%	17,527	145	3.29%	17,527	107	2.42%
Total interest bearing liabilities	690,656	1,462	0.84%	678,690	1,409	0.83%	689,865	1,280	0.74%
Net interest income		$9,150			$9,189			8,578
Net interest income/spread			2.96%			2.99%			2.97%
Net interest margin			3.28%			3.31%			3.23%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Year Ended
	December 31, 2016			December 31, 2015
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$162,585	$842	0.52%	$139,341	$370	0.27%
Securities available for sale and stock(2)	57,135	1,578	2.76%	64,960	1,710	2.63%
Loans(3)	857,666	38,580	4.50%	827,900	36,717	4.43%
Total interest-earning assets	1,077,386	41,000	3.81%	1,032,201	38,797	3.76%
Interest-bearing liabilities:
Interest-bearing checking accounts	$60,024	$162	0.27%	$40,916	$95	0.23%
Money market and savings accounts	327,401	2,048	0.63%	300,088	1,699	0.57%
Certificates of deposit	263,569	2,610	0.99%	308,529	2,765	0.90%
Other borrowings	7,407	75	1.01%	26,164	203	0.78%
Junior subordinated debentures	17,527	582	3.32%	17,527	507	2.89%
Total interest bearing liabilities	675,928	5,477	0.81%	693,224	5,269	0.76%
Net interest income		$35,523			$33,528
Net interest income/spread			3.00%			3.00%
Net interest margin			3.30%			3.25%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.